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                                                                      EXHIBIT 99


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PRESS RELEASE
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                  FARMERS NATIONAL BANC CORP.
                  20 S. Broad Street,  Canfield, OH 44406
Contact:          Frank L. Paden, President & Secretary
Phone:            330-533-3341
FAX:              330-533-0451

FOR IMMEDIATE RELEASE:  JANUARY 6, 2000

         FARMERS NATIONAL BANC CORP. ANNOUNCES STOCK REPURCHASE PROGRAM

Frank L. Paden, President of Farmers National Banc Corp., Canfield, Ohio announced that the Company's Board of Directors has adopted a Stock Repurchase Program. Under this Stock Repurchase Program, the Company is authorized to repurchase shares of its outstanding common stock in open market transactions at prevailing market prices or in privately negotiated transactions at times deemed appropriate. Mr. Paden stated that "the Board's action was based on its conclusion that the ability to implement a stock repurchase program will help the company enhance the value of its common stock for its shareholders along with giving management a tool to strategically manage the corporation's capital position. In addition, the repurchase of its common stock at the current market price is beneficial to the company and its continuing shareholders."

The company intends to make all repurchases in compliance with applicable regulatory guidelines and to administer the plan in accordance the applicable securities and other laws, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended.

Farmers National Banc Corp. is the parent company for the Farmers National Bank of Canfield, a locally owned community bank with eleven offices in Mahoning and Columbiana counties.

Additional information regarding the corporation and the products and services offered by Farmers National Bank can be found at the bank's Website located at www.fnbcanfield.com. Farmers National Banc Corp. stock is traded on the OTC Bulletin Board under the symbol FMNB.

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